April 1, 2020

Mr. Harry Sladich

RE: Amendment to February 27, 2015 Offer Letter between Red Lion Hotels Corporation and Harry Sladich ("Existing Employment Agreement'')

Dear Harry:

This letter (the "Amendment") is intended to clarify certain terms in your Existing Employment Agreement. Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Existing Employment Agreement.

With respect to any severance benefits to which you may become entitled that are based upon your "annual base salary" for the current fiscal year, any temporary reduction to your annual base salary that has been approved by the Company as part of its response to the COVlD-19 crisis will not be taken into account for purposes of calculating any severance amount due.

Other than as modified above, the Existing Employment Agreement will remain in full force and effect. This Amendment is effective as of the first date set forth above.

Please execute below to indicate your agreement to the terms of this Amendment. Sincerely,

/s/ John Russell

John Russell
Interim President & CEO

Accepted as of the date first set forth above

/s/ Harry Sladich
Harry Sladich